EX-99.d.2
Academy Asset Management LLC
123 South Broad Street
Suite 1630
Philadelphia, PA 19109

April 29, 2011

Board of Trustees, Academy Funds Trust
123 South Broad Street
Suite 1630
Philadelphia, PA 19109

Re:              Expense Limitations

Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, Academy Asset Management LLC (the “Adviser”), agrees that in order to improve the performance of the Academy Select Opportunities Fund (the “Fund”), a series of the Academy Funds Trust, the Adviser shall, from April 30, 2011 through April 30, 2012, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and non-routine expenses) in an aggregate amount equal to the amount by which the Fund’s total annual operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and non-routine expenses) exceeds 2.00% of average daily net assets for the Fund.

The Trust, on behalf of the Fund, agrees to repay the Adviser the Expense Limitation Amount for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the three years following the time at which the Adviser waived fees or reimbursed expenses for the Fund under this agreement, and (2) can be repaid without causing the total annual operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and non-routine expenses) of the Fund to exceed any applicable expense limitation that was in place at the time such fees were waived or expenses were reimbursed. The Trust agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this agreement.

Academy Asset Management LLC

By:    /s/ David Jacovini
          Name: David Jacovini
          Title: Chief Executive Officer

Your signature below acknowledges
acceptance of this Agreement:

Academy Funds Trust

By:   /s/ David Jacovini
         Name: David Jacovini
        Title: President
         Date: April 29, 2011